Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Sapiens International Corporation B.V.	Netherlands
Sapiens Israel Software Systems Ltd.	Israel
Sapiens Technologies (1982) Ltd.	Israel
Sapiens Americas Corporation	New York
Sapiens North America Inc.	Ontario, Canada
Sapiens (UK) Limited	United Kingdom
Sapiens France S.A.S.	France
Sapiens Deutschland GmbH	Germany
Sapiens Deutschland Consulting GmbH & Co. KG	Germany
Sapiens Japan Co.	Japan
Sapiens Software Solutions (IDIT) Ltd.	Israel
IDIT Europe	Belgium

Sapiens Software Solution (Life and Pension) Ltd.	Israel
Sapiens (UK) Insurance Software Solutions Limited	United Kingdom
Sapiens NA Insurance Solutions Inc.	Delaware
Formula Insurance Solutions France (F.I.S France)	France
Sapiens Software Solutions (Australia) PTY. Ltd	Australia
Neuralmatic Ltd.	Israel
Sapiens Software Solutions (Decision) Ltd.	Israel
Sapiens Decision NA Inc	United States
Knowledge Partners Int.	United States
Sapiens Software Solutions (Norway) AS )	Norway
Sapiens (UK) Decision Limited	United Kingdom
Sapiens Technologies (1982) India Private Limited	India
Sapiens Software Solutions (Poland) Sp. z o.o. (formerly Insseco Sp. z o.o.)	Poland
Sum.Cumo GmbH	Germany
Cálculo, S.A.	Spain
IDIT Software Solutions (Sweden) AB	Sweden

Sapiens Software Solutions Denmark ApS	Denmark
Sapiens Software Solutions Istanbul YAZILIM HİZMETLERİ İÇ VE DIŞ TİCARET ANONİM ŞİRKETİ	Turkey
Sapiens SA (PTY) Ltd.	South Africa
LLC Software Solutions (Latvia)	Latvia